Filed Pursuant to 424(b)(3)
                                                      Registration No. 333-43258

Prospectus Supplement
(To Prospectus Dated August 10, 2001)

                             SMARTSERV ONLINE, INC.

                        1,874,477 Shares of Common Stock

                        --------------------------------

     The purpose of this prospectus supplement is to provide supplemental information regarding SmartServ Online, Inc. in connection with the offering of its common stock by the stockholders listed in the prospectus dated August 10, 2001, registration number 333-43258 (the "Prospectus"). This prospectus supplement is not complete without, and may not delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements to the Prospectus. You should read this prospectus supplement and the related Prospectus carefully before investing in us. Both documents contain information that you should consider before making your decision.

     The following summary financial data is derived from our financial statements for the nine months ended September 30, 2001 and September 30, 2000. You should read the following summary financial data in conjunction with the financial statements and notes to those statements included in the Prospectus and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001.


                              Nine Months Ended September 30                                                   September 30
                                       (unaudited)                                                              (unaudited)
STATEMENT OF OPERATIONS             2001           2000         BALANCE SHEET                                2001           2000
                                ----------     ----------                                                 ----------   ------------
Revenues                         $3,272,827    $2,988,748      Cash and Cash Equivalents                 $ 9,655,199   $ 21,668,505
Loss from Operations            (10,379,599)*  (8,006,039)*    Working Capital                             9,309,460     19,783,186
Net Loss                        (10,354,078)*  (7,438,267)*    Total Assets                               16,080,375     24,795,612
Basic Loss per Share                 (1.78)        (1.80)      Total Liabilities and Deferred Revenues     8,647,283      5,888,223
Diluted Loss per Share               (1.78)        (1.80)      Stockholders' Equity                        7,433,092     18,907,389
----------------------------------
* Included in such amounts are noncash  charges for stock-based  compensation  costs of $735,015 for the nine months ended September
30, 2001 and $3,974,603 for the nine months ended September 30, 2000.


     You should rely only on the information provided in this prospectus supplement and the related Prospectus. We have not authorized anyone to provide you with different or additional information.

     The "Selling Stockholders" section of the Prospectus, found on pages 33-36 of the Prospectus, is amended by this prospectus supplement. In the "Selling Stockholders" section of the Prospectus, the Andrew Seybold Group, LLC is listed as a selling stockholder owning 10,000 shares of our common stock. Since the date of the Prospectus, the Andrew Seybold Group has distributed 5,000 of those shares to each of Andrew Seybold and Barney Dewey. Therefore, both Mr. Seybold and Mr. Dewey replace the Andrew Seybold Group as selling stockholders. The table of selling stockholders is updated by deleting the Andrew Seybold Group, LLC and replacing it with the following information:

                                Shares of Common Stock       Shares of Common Stock    Beneficial Ownership After Offering
   Selling Stockholders           Beneficially Owned               to be Sold                 If All Shares Are Sold
   --------------------           ------------------               ----------                 ----------------------

Andrew Seybold                          5,000                       5,000                           0
Barney Dewey                            5,000                       5,000                           0


     Additionally,  footnote  5 to the  selling  stockholder  table is  deleted.

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           The date of this prospectus supplement is December 28, 2001


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